                                                FILED PURSUANT TO RULE 424(b)(2)
                                                       REGISTRATION NO. 33-52937


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MARCH 5, 1998

                                  $400,000,000

USX LOGO
                                USX CORPORATION

                              6.85% NOTES DUE 2008

                            ------------------------

     The Notes will mature on March 1, 2008. Interest is payable semiannually, on March 1 and September 1, commencing September 1, 1998. The Notes are not redeemable prior to maturity.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
               SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                            INITIAL PUBLIC     UNDERWRITING   PROCEEDS TO
                                                          OFFERING PRICE(1)    DISCOUNT(2)     USX(1)(3)
                                                          -----------------    -----------     ---------
Per Note................................................          99.961%           0.650%         99.311%
Total...................................................     $399,844,000       $2,600,000    $397,244,000

------------------

(1) Plus accrued interest from March 1, 1998.

(2) USX has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

(3) Before deducting expenses of $100,000 payable by USX.

                            ------------------------

     The Notes are offered by the Underwriters, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about March 10, 1998, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                                                       J.P. MORGAN & CO.
                            ------------------------
            The date of this Prospectus Supplement is March 5, 1998.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH NOTES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                                USX CORPORATION

     The following discussion is a brief description of USX Corporation and is qualified in its entirety by reference to the documents incorporated herein under "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. Readers of this Prospectus Supplement are encouraged to refer to such incorporated documents for a more complete description of the Company.

     USX Corporation is a diversified company which is principally engaged in the energy business through its Marathon Group and in the steel business through its U. S. Steel Group. The term "USX" or the "Company" when used herein refers to USX Corporation or USX Corporation and its subsidiaries, as required by the context. The term "Group" when used herein refers to the Marathon Group and/or the U.S. Steel Group, as required by the context.

     USX has two classes of common stock, USX-Marathon Group Common Stock ("Marathon Stock") and USX-U. S. Steel Group Common Stock ("Steel Stock"). Each class of common stock is intended to provide the stockholders of that class with a separate security reflecting the performance of the related Group. Effective October 31, 1997, USX sold Delhi Gas Pipeline Corporation and other subsidiaries of USX that comprised all of the USX-Delhi Group ("Delhi Companies"). In January 1998, USX used the $195 million net proceeds from the sale to redeem all of the
9.45 million shares of USX-Delhi Group Common Stock.

     The Marathon Group includes Marathon Oil Company and certain other subsidiaries of USX. The Marathon Group is engaged in worldwide exploration, production, transportation and marketing of crude oil and natural gas; domestic refining, marketing and transportation of petroleum products; and power generation. Effective January 1, 1998, the USX-Marathon Group and Ashland Inc. formed a new refining, marketing and transportation company, Marathon Ashland Petroleum LLC ("MAP"). Marathon has a 62% ownership interest in MAP, and Ashland holds the remaining 38% interest.

     The U. S. Steel Group includes U. S. Steel, the largest steel producer in the United States, which is primarily engaged in the production and sale of steel mill products, coke and taconite pellets. The U. S. Steel Group also includes the management of mineral resources, domestic coal mining, and engineering and consulting services. Equity affiliates of the U. S. Steel Group consist of joint ventures and partially owned companies including USS/Kobe Steel Ltd., USS-POSCO Industries, PRO-TEC Coating Company, and Transtar Inc. Other businesses that are part of the U. S. Steel Group include real estate development and management, and leasing and financing activities.

     USX includes consolidated financial information in its periodic reports required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in its annual shareholder reports and in other financial communications. The consolidated financial statements are supplemented with separate financial statements of the Marathon Group and the U. S. Steel Group, together with the related Management's Discussion and Analyses, descriptions of business and other financial and business information to the extent such information is required to be presented in the report being filed. The financial information of the Marathon Group and the U. S. Steel Group and certain financial information relating to the Delhi Companies, taken together, includes all accounts which comprise the corresponding consolidated financial information of USX.

     For consolidated financial reporting purposes, USX's reportable industry segments correspond with its two Groups. The attribution of assets, liabilities (including contingent liabilities) and stockholders' equity among the Marathon Group and the U. S. Steel Group for the purpose of preparing their respective financial statements does not affect legal title to such assets or responsibility for such liabilities. Holders of Marathon Stock and Steel Stock are holders of common stock of USX and continue to be subject to all of the risks associated with an investment in USX and all of its businesses and liabilities. Financial impacts arising from either of the Groups which affect the overall cost of USX's capital could affect the results of operations and financial conditions of both Groups. Accordingly, the USX consolidated financial information should be read in connection with the Marathon Group and the U. S. Steel Group financial information.

     USX was incorporated in 1901 and is a Delaware corporation. Its executive offices are located at 600 Grant Street, Pittsburgh, Pennsylvania 15219-4776 (telephone: (412) 433-1121).

     The Notes will be obligations of USX and not of any segment, group or subsidiary of USX.

     Set forth below is a three-year summary of financial highlights for the Groups.


                                                                               INCOME FROM              ASSETS
                                                       REVENUES(A)(B)        OPERATIONS(B)(C)          AT YEAR-END
                                                       --------------        ----------------          -----------
(MILLIONS)
Marathon Group
  1997.............................................      $15,754                  $  932                $10,565
  1996.............................................       16,394                   1,296                 10,151
  1995.............................................       13,913                     147                 10,109
U. S. Steel Group
  1997.............................................        6,941                     773                  6,694
  1996.............................................        6,670                     483                  6,580
  1995.............................................        6,557                     582                  6,521
Adjustments for Discontinued Operations and
  Eliminations(d)
  1997.............................................         (107)                     --                     25
  1996.............................................          (87)                     --                    249
  1995.............................................          (57)                     (3)                   113
Total USX Corporation
  1997.............................................      $22,588                  $1,705                $17,284
  1996.............................................       22,977                   1,779                 16,980
  1995.............................................       20,413                     726                 16,743

---------

(a) Consists of sales, dividend and affiliate income, net gains on disposal of assets, gain on affiliate stock offering and other income. Excludes revenues of the Delhi Group, which have been reclassified as discontinued operations.

(b) Amounts for 1996 and 1995 were reclassified in 1997 to include dividend and affiliate income, gain on affiliate stock offering and other income, and to conform to other 1997 classifications.

(c) Consists of operating income, dividend and affiliate income, net gains on disposal of investments, gain on affiliate stock offering and other income. Excludes income from operations of the Delhi Group, which has been reclassified as discontinued operations for all periods presented. Includes the following favorable (unfavorable) amounts: adjustments to the inventory market valuation reserve for the Marathon Group of $(284) million, $209 million and $70 million in 1997, 1996 and 1995, respectively; and for impairment of long-lived assets charges of $659 million for the Marathon Group and $16 million for the U. S. Steel Group in 1995.

(d) Effective October 31, 1997, USX sold Delhi Gas Pipeline Corporation and other subsidiaries of USX that comprised all of the USX-Delhi Group.

                                USE OF PROCEEDS

     USX will use the net proceeds from the offering of the Notes for general corporate purposes, which may include the refunding of outstanding indebtedness and other financial obligations. As of December 31, 1997, USX had long-term debt obligations maturing within one year of $471 million, including $350 million of 6 3/8% Notes Due July 15, 1998.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF USX

     The following selected consolidated financial data of USX should be read in conjunction with the more detailed information and consolidated financial statements included in USX's Annual Report on Form 10-K for the year ended December 31, 1997 and the additional reports and documents incorporated herein by reference. See "Incorporation of Certain Documents by Reference" in the accompanying prospectus. The selected consolidated financial information for the five years ended December 31, 1997, has been obtained from the consolidated financial statements of USX, which have been audited by Price Waterhouse LLP.

                                                        DOLLARS IN MILLIONS (EXCEPT PER SHARE DATA)
                                                      -----------------------------------------------
                                                       1997      1996      1995      1994      1993
                                                       ----      ----      ----      ----      ----
STATEMENT OF OPERATIONS DATA
  Revenues(a)(c)....................................  $22,588   $22,977   $20,413   $19,055   $17,798
  Income from operations(b)(c)......................    1,705     1,779       726     1,174       285
  Includes:
    Inventory market valuation charges (credits)....      284      (209)      (70)     (160)      241
    Restructuring charges (credits).................       --        --        --        --        42
    Impairment of long-lived assets.................       --        --       675        --        --
  Income (loss) from continuing operations..........      908       946       217       532      (179)
  Income (loss) from discontinued operations........       80         6         4       (31)       12
  Extraordinary loss and cumulative effect of
    changes in accounting principles................       --        (9)       (7)       --       (92)
  Net income (loss).................................  $   988   $   943   $   214   $   501   $  (259)
  Noncash credit from exchange of preferred stock...       10        --        --        --        --
  Dividends on preferred stock......................      (13)      (22)      (28)      (31)      (27)
                                                      -------   -------   -------   -------   -------
  Net income (loss) applicable to common stocks.....  $   985   $   921   $   186   $   470   $  (286)
BALANCE SHEET DATA--DECEMBER 31
  Capital expenditures--for year....................  $ 1,373   $ 1,168   $ 1,016   $ 1,033   $ 1,151
  Total assets......................................   17,284    16,980    16,743    17,517    17,414
  Capitalization:
    Notes payable...................................  $   121   $    81   $    40   $     1   $     1
    Total long-term debt............................    3,403     4,212     4,937     5,599     5,970
    Minority interests(d)...........................      432       250       250       250         5
    Redeemable Delhi Stock(e).......................      195        --        --        --        --
    Preferred stock.................................        3         7         7       112       112
    Common stockholders' equity.....................    5,397     5,015     4,321     4,190     3,752
                                                      -------   -------   -------   -------   -------
      Total capitalization..........................  $ 9,551   $ 9,565   $ 9,555   $10,152   $ 9,840

---------

(a) Consists of sales, dividend and affiliate income, net gains on disposal of assets, gain on affiliate stock offering and other income. Amounts prior to 1997 have been reclassified to conform to 1997 classifications.

(b) Consists of operating income, dividend and affiliate income, net gains on disposal of investments, gain on affiliate stock offering and other income. Amounts prior to 1997 have been reclassified to conform to 1997 classifications.

(c) Excludes amounts for the Delhi Companies, which have been reclassified as discontinued operations. Amounts prior to 1997 have been reclassified to conform to 1997 classifications.

(d) Includes preferred stock of subsidiary, minority interests and common stock of subsidiaries and trust preferred securities.

(e) On January 26, 1998, USX redeemed all of the shares of Delhi Stock.

                       RATIO OF EARNINGS TO FIXED CHARGES
                       TOTAL ENTERPRISE BASIS--UNAUDITED
                             CONTINUING OPERATIONS

                                                                   YEAR ENDED DECEMBER 31
                                                              --------------------------------
                                                              1997   1996   1995   1994   1993
                                                              ----   ----   ----   ----   ----
Ratio of earnings to fixed charges..........................  4.11   3.90   1.62   2.18   (a)
                                                              ====   ====   ====   ====   ===

---------

(a) Earnings did not cover fixed charges by $312 million for 1993.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements the description of the general terms and provisions of Debt Securities set forth in "Description of the Debt Securities" in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Prospectus.

     The Notes will be limited to $400 million aggregate principal amount and will mature on March 1, 2008. The Notes will be issued only in book-entry form in denominations of $1,000 and integral multiples thereof. The Notes will bear interest at the rate per annum shown on the cover of this Prospectus Supplement from March 1, 1998 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on March 1 and September 1 of each year, commencing September 1, 1998, to the person in whose name a Note (or any predecessor Note) is registered at the close of business on February 15 or August 15, as the case may be, next preceding such Interest Payment Date. The Notes will not be redeemable prior to maturity and do not provide for any sinking fund. The covenants contained in the Indenture and the Notes would not necessarily afford holders of the Notes protection in the event of a highly leveraged or other transaction involving USX that may adversely affect holders of the Notes.

     The Notes are subject to defeasance and covenant defeasance by USX if certain conditions are satisfied. See "Description of the Debt
Securities--Satisfaction and Discharge; Defeasance and Covenant Defeasance" in the accompanying Prospectus.

BOOK-ENTRY SYSTEM

     The Notes will be issued in the form of two or more fully registered global securities (the "Global Securities") which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the "Depositary") and registered in the name of the Depositary's nominee. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to the Depositary or a nominee of the Depositary.

     The Depositary has advised USX and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary was created to hold securities of institutions that have accounts with the Depositary or its nominee ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The Depositary agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law.

     Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Notes represented by such Global Securities to the accounts of participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of interests in the Global Securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the Global Securities through such participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in the Global Securities. See "Description of the Debt Securities--Book-Entry Securities" in the Prospectus of USX accompanying this Prospectus Supplement.

     So long as the Depositary, or its nominee, is the registered holder and owner of the Global Securities, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the related Notes for all purposes of such Notes and for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the Global Securities will not be entitled to have the Notes represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in definitive form and will not be considered to be the owners or holders of any Notes under the Indenture or the Global Securities. Accordingly, each person owning a beneficial interest in the Global Securities must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of Notes under the Indenture or the Global Securities. USX understands that under existing industry practice, in the event it requests any action of holders of Notes or an owner of a beneficial interest in the Global Securities desires to take any action that the Depositary, as the holder of the Global Securities, is entitled to take, the Depositary would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal and interest on Notes represented by the Global Securities registered in the name of or held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Securities.

     USX expects that the Depositary, upon receipt of any payment of principal or interest in respect of the Global Securities, will credit immediately participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of the Global Securities as shown on the records of the Depositary. USX also expects that payments by participants to owners of beneficial interests in the Global Securities held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants. None of USX (including, without limitation, USX as paying agent and/or securities registrar), the Trustee or any agent of USX or the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Securities owning through such participants. See "Description of the Debt Securities--Book-Entry Securities" in the Prospectus of USX accompanying this Prospectus Supplement.

     Unless and until they are exchanged in whole or in part for certificated Notes in definitive form, the Global Securities may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary.

     A Global Security representing Notes is exchangeable for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, only if (a) the Depositary notifies USX that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act, (b) USX in its sole discretion determines that such Global Security shall be exchangeable for definitive Notes in registered form, or (c) there shall have occurred and be continuing an Event of Default with respect to the Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable in whole for definitive Notes in registered form, of like tenor and of an equal aggregate principal amount, and in authorized denominations. Such definitive Notes shall be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. It is expected that such instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in such Global Security.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement by the purchasers of the Notes will be made in immediately available funds. All payments by USX to the Depositary of principal and interest will be made in immediately available funds.

     The Notes will trade in the Depositary's settlement system until maturity, and therefore the Depositary will require secondary trading activity in the Notes to be settled in immediately available funds.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement and the Pricing Agreement, USX has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

                                                                  PRINCIPAL
                                                                    AMOUNT
                        UNDERWRITER                                OF NOTES
                        -----------                                --------
Goldman, Sachs & Co.........................................     $134,000,000
Credit Suisse First Boston Corporation......................      133,000,000
J.P. Morgan Securities Inc..................................      133,000,000
                                                                 ------------
     Total..................................................     $400,000,000
                                                                 ============

     Under the terms and conditions of the Underwriting Agreement and the Pricing Agreement, the Underwriters are obligated to take and pay for all the Notes if any are taken.

     The Underwriters initially propose to offer the Notes directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and to certain securities dealers at such price less a concession not in excess of 0.400% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Notes are a new issue of securities with no established trading market. USX does not intend to apply for listing of the Notes on a national securities exchange. USX has been advised by the Underwriters that the Underwriters intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with the offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Notes; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Notes than they are required to purchase from USX in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by the Underwriters if such Notes are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     USX has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

     In the ordinary course of their respective business, the Underwriters and their affiliates have engaged, and may in the future engage, in investment banking and/commercial banking transactions with USX.

                             VALIDITY OF THE NOTES

     The validity of the issuance of the Debt Securities will be passed upon for USX by D. D. Sandman, Esq., General Counsel, Secretary and Senior Vice President--Human Resources & Public Affairs of USX or by J.A. Hammerschmidt, Assistant General Counsel and Assistant Secretary of USX. Messrs. Sandman and Hammerschmidt, in their capacities as such, are paid salaries by USX, participate in various employee benefit plans offered by USX and own common stock of USX.

                                    EXPERTS

     The consolidated financial statements of USX, as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated in this Prospectus by reference to USX's Annual Report on Form 10-K for the year ended December 31, 1997, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF USX SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
        PROSPECTUS SUPPLEMENT
USX Corporation......................   S-2
Use of Proceeds......................   S-4
Selected Consolidated Financial Data
  of USX.............................   S-4
Ratio of Earnings to Fixed Charges...   S-5
Description of the Notes.............   S-6
Underwriting.........................   S-8
Validity of the Notes................   S-9
Experts..............................   S-9

             PROSPECTUS
Available Information................     2
Incorporation of Certain Documents by
  Reference..........................     2
USX Corporation......................     3
Ratio of Earnings to Fixed Charges...     4
Use of Proceeds......................     4
Description of the Debt Securities...     4
Plan of Distribution.................    12
Validity of Securities...............    12
Experts..............................    12

======================================================
======================================================

                                  $400,000,000

                                USX CORPORATION

                              6.85% NOTES DUE 2008

                            ------------------------

                                    USX LOGO
                            ------------------------

                              GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON

                               J.P. MORGAN & CO.
======================================================